EXHIBIT 107

CALCULATION OF FILING FEES TABLE

FORM S-1

(Form Type)

SOBR Safe, Inc.

(Exact Name of Registrant as Specified in Charter)

Title of Each Class of Securities to Be Registered	Fee Calculation Rate		Amount of Shares to Be Registered (1)	Proposed Maximum Offering Price per Unit or per Share		Proposed Maximum Aggregate Offering Price	Fee Rate (per $1 Million)	Amount of Registration Fee

Common Stock, par value $0.00001 per share, each underlying the Warrants (2)	457	(g)	20,638,326	$0.27	(3)	$5,572,348.02	0.00014760	$822.48

Fees Previously Paid			$0	$0		$0	0	$0

Carry Forward Securities
None

Total Offering Amounts				5,572,348.02				$822.48
Total Fees Previously Paid				-				-
Total Fees Offset				-				-
Net Fee Due				-				$822.48

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such indeterminable additional shares of Common Stock as may be issued to prevent dilution as a result of stock splits, stock dividends or similar transactions, and the resale of such shares of Common Stock.

(2)

Represents the issuance by the registrant of 20,638,326 shares of Common Stock that may be issued upon the exercise of 20,638,326 warrants (“Warrants”) held by selling securityholders named in the prospectus that forms a part of this registration statement on Form S-1 (“Selling Securityholders”).

(3)	Based on the exercise price of the Warrants of $0.27 per share of Common Stock in accordance with Rule 457(g) under the Securities Act.